JNL Series Trust 485BPOS

Ex. 99.28(d)(5)(ii)

Amendment to Amended and Restated Sub-Advisory Agreement

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement effective as of the 1st day of September, 2022 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to certain investment portfolio(s) (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust approved and the Parties have agreed to amend the Agreement to update the Sub-Adviser’s address in Section 18. “Notice”.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The sub-section entitled “To the Sub-Adviser:” under Section 18. “Notice” shall be deleted and replaced, in its entirety, with the following:

To the Sub-Adviser:	H.J. Willcox, Chief Legal Officer & Global Head of Compliance
AQR Capital Management, LLC
One Greenwich Plaza
Greenwich, CT 06830
Email addresses: HJ.Willcox@aqr.com LegalSubAdvisory@aqr.com

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective Party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of March 2, 2023.

Jackson National Asset Management, LLC		AQR Capital Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Nicole DonVito
Name:	Mark D. Nerud	Name:	Nicole DonVito
Title:	President and CEO	Title:	Managing Director & Authorized
Signatory